UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2010

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10750 Columbia Pike, Silver Spring, Maryland 20901

(Address of Principal Executive Offices) (Zip Code)

(301) 592-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2010, Mary Beth Knight, the Company’s Senior Vice President, Marketing and Distribution, was placed on paid administrative leave of absence from the Company, effective immediately. Subsequently, on October 7, 2010, Ms. Knight resigned from the Company, effective immediately.

In connection with Ms. Knight’s resignation, the Company and Ms. Knight amended her Severance Agreement to: (i) provide that notwithstanding Ms. Knight’s resignation without Good Reason (as defined in the Severance Agreement), Ms. Knight would be entitled to certain Severance Benefits (as defined in the Severance Agreement), (ii) extend the non-competition provision from 18 months to 24 months, (iii) revise the definition of “competing business” (as defined in the agreement), (iv) provide that any bonuses to be paid during the severance period are to be based on the actual achievement of the Company’s performance criteria as applied to the other Company officers, (v) delete the right of Ms. Knight to benefit from continued vesting and exercisability of stock option and stock awards previously granted to her under the Company’s Long-Term Incentive Plan, and (vi) provide for Ms. Knight’s continuing conditional right to receive advancement of certain legal expenses as previously approved by the Company.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are filed herewith:

10.1	Non-Competition, Non-Solicitation & Severance Benefit Agreement between the Company and Mary Beth Knight.

10.2	Amendment to Non-Competition, Non-Solicitation & Severance Benefit Agreement between the Company and Mary Beth Knight.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2010	Choice Hotels International, Inc.

	By:	/s/ Ronald D. Parisotto
	Name:	Ronald D. Parisotto
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

10.1	Non-Competition, Non-Solicitation & Severance Benefit Agreement between the Company and Mary Beth Knight.

10.2	Amendment to Non-Competition, Non-Solicitation & Severance Benefit Agreement between the Company and Mary Beth Knight.